UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2020

CELSION CORPORATION

(Exact name of registrant as specified in its Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

997 Lenox Drive, Suite 100, Lawrenceville, NJ	08648-2311
(Address of principal executive offices)	(Zip Code)

(609) 896-9100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CLSN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On June 22, 2020, Celsion Corporation, a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc. (the “Underwriter”), relating to the issuance and sale (the “Offering”) of 2,666,667 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”).

Pursuant to the terms of the Underwriting Agreement, the Underwriter agreed to purchase the Shares at a price of $3.4875 per share. The Underwriter offered the Shares at a public offering price of $3.75 per Share, reflecting an underwriting discount equal to $0.2625, or 7.0% of the public offering price.

The net proceeds to the Company from the sale of the Shares, after deducting the underwriting discount and estimated offering expenses payable by the Company, are approximately $9.1 million. The Offering is expected to close on June 24, 2020.

This Offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333- 227236) filed with the Securities and Exchange Commission on September 7, 2018, and declared effective on October 12, 2018, including the base prospectus dated October 12, 2018 included therein and the related prospectus supplement.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. Pursuant to the Underwriting Agreement, until December 31, 2020, the Underwriter shall have a right of first refusal to act as sole underwriter, initial purchaser, placement/selling agent, or arranger, as the case may be, on any new financing for the Company (excluding equipment lease financings, loans or grants from governmental authorities or in connection with government programs and financings relating to or sales of tax attributes) during such period. The Underwriter shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation

Pursuant to the Underwriting Agreement, subject to certain exceptions, the Company and certain of the Company’s executive officers and directors have agreed that, without the prior written consent of the Underwriter and subject to certain negotiated exceptions, they will not, for a period of 60 days, in either case, following the date of the final prospectus supplement, sell or otherwise dispose of any of the Company’s securities held by them.

The foregoing summary of the Underwriting Agreement, does not purport to be complete and is subject to, and qualified in its entirety by, the Underwriting Agreement attached as Exhibit 1.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

A copy of the opinion of Baker & McKenzie LLP relating to the legality of the issuance and sale of the Shares in the Offering is attached as Exhibit 5.1 hereto. This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01 Other Events

On June 22, 2020, the Company issued a press release regarding the Offering described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of June 22, 2020, by and between Celsion Corporation and Oppenheimer & Co. Inc.
5.1	Opinion of Baker & McKenzie LLP
23.1	Consent of Baker & McKenzie, LLP (included in Exhibit 5.1)
99.1	Press Release, dated June 22, 2020, announcing the proposed public offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Dated: June 22, 2020	By:	/s/ Jeffrey W. Church
Jeffrey W. Church
Executive Vice President and Chief Financial Officer